Exhibit 99.1

Large Scale Biology Corporation Receives Financing From Chief Executive Officer

VACAVILLE, CALIFORNIA, April 18, 2005 – Large Scale Biology Corporation (Nasdaq:LSBC) received $3,000,000 in term loan financing in exchange for a secured promissory note and accompanying warrant. The loan proceeds will be used for working capital.

On April 15, 2005, Large Scale Biology Corporation issued a Promissory Note to Kevin J. Ryan, LSBC’s President and Chief Executive Officer and a member of the Board of Directors. The adjustable rate Note bears interest at Prime Rate plus 200 basis points (currently 7 ¾%). The principal of the Note is due on April 17, 2006, with interest paid on a monthly basis, but principal and interest may be prepaid by the Company at any time without penalty. The Note holder may elect to accelerate repayment of up to $1,500,000 following receipt by the Company of additional financings with net proceeds to the Company of $4,000,000 or more. Borrowings under the Note are secured by certain intellectual property.

In connection with the Promissory Note, the Company issued a common stock purchase warrant that expires on April 15, 2011. The holder of the warrant may purchase up to 903,614 shares of the Company’s common stock at the exercise price of $0.83 per share.  In the alternative, the holder may purchase shares of capital stock of the Company’s subsidiary, Predictive Diagnostics, Inc. (“PDI”) valued at up to $3,000,000 under certain circumstances.

Please see the Company’s 8-K filing dated April 18, 2005 for more details.

About Large Scale Biology Corporation
Large Scale Biology Corporation uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease. Corporate offices, R&D laboratories and Predictive Diagnostics, Inc., a wholly-owned subsidiary are headquartered in Vacaville, California and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at  www.lsbc.com. For more information about Predictive Diagnostics, Inc., visit the website at www.predictivediagnostics.com.

LSBC and PDI are trademarks of Large Scale Biology Corporation.